Exhibit 4.29

AMENDMENT NO. 3

TO

RETIREMENT SAVINGS TRUST AND PLAN

A PROTOTYPE PLAN SPONSORED BY

CALFEE, HALTER & GRISWOLD LLP

This Amendment No. 3 is executed as of the date set forth below by Calfee, Halter & Griswold LLP (hereinafter called the “Sponsor”);

WITNESSETH:

WHEREAS, the Sponsor previously adopted a Retirement Savings Trust and Plan in the form of a Prototype Plan (hereinafter called the “Trust and Plan”), which was most recently approved by the Internal Revenue Service on February 26, 2002; and

WHEREAS, the Sponsor previously adopted Amendment No. 1 to the Trust and Plan and its related Adoption Agreements to conform said documents with certain changes to the plan qualification requirements under Section 401(a) of the Internal Revenue Code which were made by the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), as further amended by the Job Creation and Worker Assistance Act of 2002; and

WHEREAS, the Sponsor previously adopted Amendment No. 2 to the Trust and Plan and its related Adoption Agreements to conform said documents with certain changes in the minimum distribution requirements under Code Section 40l(a)(9); and

WHEREAS, the Sponsor now desires to amend the Trust and Plan and the Adoption Agreements in order to further conform said documents with additional changes now required or permitted by EGTRRA;

NOW, THEREFORE, pursuant to Section 28.1 of the Trust and Plan, the Sponsor hereby amends the Trust and Plan and the related Adoption Agreements (which are attached hereto and made a part hereof in the form of Exhibits A-3 and B-3), as follows:

PART I - AMENDMENTS TO THE TRUST AND PLAN

1.             Section 18.4 of Article 18 of the Trust and Plan is hereby amended, effective as of March 28, 2005, by the deletion of said Section 18.4 and the substitution in lieu thereof of a new Section 18.4 to read as follows:

“18.4       Involuntary Payment of Small Amounts.

Notwithstanding any contrary provision of this Trust and Plan, to the extent an involuntary cash-out amount is elected in the Adoption Agreement, in the event that the Vested Interest and Personal Accounts of a retired, terminated or deceased Participant have a value less than or equal to the amount set forth in the Adoption Agreement, the Administrator shall direct the Trustee to distribute such Vested Interest and Personal Accounts in a single lump sum payment without the consent of the Participant or his Beneficiary.

Notwithstanding the foregoing, to the extent the involuntary cash-out amount is greater than $1,000, if the Participant or his Beneficiary does not elect to receive such distribution directly or to have such distribution paid directly to an eligible retirement plan specified by the Participant or, if applicable, his Beneficiary, in a direct rollover, then the Administrator shall direct the Trustee to pay such distribution in a direct rollover to an individual retirement plan designated by the Administrator. In determining whether an involuntary cash-out amount is greater than $1,000, amounts credited to a Participant’s Rollover Account shall be taken into account.”

2.             Section 18A.7 of Article 18A of the Trust and Plan is hereby amended, effective as of March 28, 2005, by the deletion of said Section 18A.7 the substitution in lieu thereof of a new Section 18A.7 to read as follows:

“18A.7                    Involuntary Payment of Small Amounts

Notwithstanding any contrary provision of this Trust and Plan, to the extent an involuntary cash-out amount is elected in the Adoption Agreement, in the event that the Vested Interest and Personal Accounts of a retired, terminated or deceased Participant have a value less than or equal to the amount designated by the Company pursuant to the Adoption Agreement, the Administrator shall direct the Trustee to distribute such Vested Interest and Personal Accounts in a single lump sum payment without the consent of the Participant or Beneficiary. Any such lump sum payment shall be in full settlement of such Participant’s or Beneficiary’s rights under this Trust and Plan.

Notwithstanding the foregoing, to the extent the involuntary cash-out amount is greater than $1,000, if the Participant or his Beneficiary does not elect to receive the distribution directly or to have such distribution paid directly to an eligible retirement plan specified by the Participant or, if applicable, his Beneficiary, in a direct rollover, then the Administrator shall direct the Trustee to pay such distribution in a direct rollover to an individual retirement plan designated by the Administrator. In determining whether an involuntary cash-out amount is greater than $1,000, amounts credited to a Participant’s Rollover Account shall be taken into account.”

PART II - AMENDMENTS TO ADOPTION AGREEMENT #001

1.             Adoption Agreement #001 is hereby amended as set forth in Exhibit A-3 attached hereto and made a part hereof, effective as of the date set forth in said Exhibit A-3.

PART III - AMENDMENTS TO ADOPTION AGREEMENT #002

1.             Adoption Agreement #002 is hereby amended as set forth in Exhibit B-3 attached hereto and made a part hereof, effective as of the date set forth in said Exhibit B-3.

IN WITNESS WHEREOF, the Sponsor, by its duly authorized representative hereby executes this Amendment No. 3 effective March 28, 2005.

CALFEE, HALTER & GRISWOLD LLP
(“Sponsor”)

By: